March 23, 1998



Grove Property Trust
598 Asylum Street
Hartford, CT 06103


Ladies and Gentlemen:

          We have acted as counsel to Grove Property Trust, a Maryland real estate investment trust (the "Company") and Grove Operating, L.P., a Delaware limited partnership (the "Operating Partnership") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), relating to the offer of up to two million one hundred fourteen thousand four hundred thirty-nine common shares of beneficial interest (2,114,439) (the "Common Shares") for which the Registration Statement was filed. In connection therewith, you have requested our opinion with respect to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the status of the Operating Partnership and each of the partnerships in which the Operating Partnership has, at any time through the date hereof, held an interest (the "Subsidiary Partnerships") as partnerships for Federal income tax purposes, and (iii) the accuracy of the discussion included in the Registration Statement under the heading "Federal Income Tax Considerations."

          All defined terms used herein shall have the same meaning as in the Registration Statement.

                        FACTS AND ASSUMPTIONS RELIED UPON
                        ---------------------------------

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement and the analyses of qualifying income and assets prepared by the Company with the assistance of the Company's accountants. We have also received an Officer's Certificate representing the accuracy of certain facts pertaining to the operations of the Company, the Operating Partnership and the Subsidiary Partnerships.


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          In our examination of documents,  we have assumed,  with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and with the Company's accountants. Where the
representations   involve  matters  of  law,  we  have  explained  the  relevant provisions of the Code and Treasury Regulations to the person making such representations and are satisfied that he or she understands such provisions and is capable of making such representations.

                                    OPINIONS
                                    --------

          Based upon and subject to the foregoing, we are of the following opinions:

          (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ending December 31, 1994, 1995, and 1996, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for calendar year 1997 and future taxable years.

          (2) The Operating Partnership and each of the Subsidiary Partnerships are properly classified as partnerships, and not as corporations, associations taxable as corporations or "publicly traded partnerships" under Section 7704 of the Code, for Federal income tax purposes throughout the period from April 4, 1994, through December 31, 1997, or, in the case of any Subsidiary Partnerships that have terminated, through the date of termination of such Subsidiary Partnerships, if earlier.

          (3) The discussion contained in the Registration Statement under the heading "Federal Income Tax Considerations" is accurate and fairly summarizes the Federal income tax considerations that would be material to a holder of the Common Shares.

          The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Common Shares. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and

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the representations  that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. After reasonable inquiry, however, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.

          Our opinions are limited to the tax matters specifically covered in the Registration Statement, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Common Shares. This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstances that may hereafter come to our attention or any change in law or regulation that may hereafter occur.

          Finally, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legality" in the Prospectus.

                                            Very truly yours,


                                            /s/ Cummings & Lockwood